122 Nev., Advance Opinion 72
IN THE SUPREME COURT OF THE STATE OF NEVADA

NEVADA POWER COMPANY,	No. 41492
Appellant,
vs.
PUBLIC UTILITIES COMMISSION OF NEVADA; MGM/MIRAGE; SOUTHERN NEVADA WATER AUTHORITY; AND ATTORNEY GENERAL’S BUREAU OF CONSUMER PROTECTION,	FILED JUL 20 2006
Respondents.

ATTORNEY GENERAL’S BUREAU OF CONSUMER PROTECTION,
Appellant,
vs.
NEVADA POWER COMPANY AND PUBLIC UTILITIES COMMISSION OF NEVADA,
Respondents.

     Appeals from a district court order denying petitions for judicial review of a public utilities commission decision. First Judicial District Court, Carson City; William A. Maddox, Judge.
Affirmed in part, reversed in part and remanded.
Elizabeth Elliot, Reno; Lemons Grundy & Eisenberg and Robert L. Eisenberg, Reno; C. Stanley Hunterton, Las Vegas; Morris Pickering Peterson & Trachok and Steve L. Morris, Las Vegas; Colleen J. Rice-Saande, Las Vegas,
for Appellant/Respondent Nevada Power Company.
George Chanos, Attorney General, and Ernest D. Figueroa, Timothy D. Hay, John P. Kelleher, and Eric P. Witkoski, Deputies Attorney General, Carson City,

for Respondent/Appellant Attorney General’s Bureau of Consumer Protection.
Beckley Singleton, Chtd., and Daniel F. Polsenberg and Jon B. Wellinghoff,
Las Vegas,
for Respondent MGM/Mirage.
Jan Cohen, Carson City; Richard L. Hinckley, Carson City,
for Respondent Public Utilities Commission of Nevada.
Hale Lane Peek Dennison & Howard and Fred J. Schmidt, Carson City,
for Respondent Southern Nevada Water Authority.

BEFORE THE COURT EN BANC.
OPINION
By the Court, HARDESTY, J.:
     In these appeals, we examine whether the Public Utilities Commission of Nevada (PUCN) applied the proper legal analysis and reached conclusions based on substantial evidence in determining whether to allow Nevada Power Company to recoup approximately $922 million in energy purchase costs incurred from 1999-2001. The PUCN partially granted Nevada Power’s application, allowing Nevada Power to recover approximately one-half of the requested amount while disallowing recovery of the remainder. After the district court denied judicial review, Nevada Power and the parties opposing Nevada Power’s application appealed to this court.
     We conclude that a rebuttable prudence presumption applies to deferred energy accounting applications. Despite the PUCN’s failure to properly apply that presumption, we conclude that each allowance and disallowance is supported by substantial evidence in the record, except the disallowance concerning Nevada Power’s failure to enter into a “Merrill Lynch-type” energy purchase, as more fully explained below. Accordingly, we affirm the district court’s order denying judicial review as to all of the allowances and disallowances, except for that portion of the order addressing the Merrill Lynch-type transaction disallowance. As Nevada Power should be allowed to recoup the funds previously disallowed for its failure to execute a Merrill Lynch-type contract, we remand this matter to the district court so that it may remand the matter to the PUCN for implementation of a new rate schedule.
     Because the PUCN’s review of Nevada Power’s application must be examined in light of the changing legislation and the market uncertainty at the time Nevada Power made the subject energy purchasing decisions, we provide a brief background of the electric utility environment during the mid-1990s to 2001.
BACKGROUND
     Traditionally, Nevada’s electric utilities were regulated by the State. As a result, electric utility providers like Nevada Power were subject to certain restrictions not usually applied to private companies, including restrictions on the rates they could charge customers for electrical services. At times, this regulation resulted in utilities having to purchase electricity on the wholesale market at prices higher than they could charge their customers in the retail market. Consequently, utilities could incur revenue losses that normally would not accumulate in the absence of state regulation. To enable utilities to recoup some of the losses incurred as a result of the regulations, the Nevada Legislature passed legislation permitting deferred energy accounting.

Deferred energy accounting
     NRS Chapter 704, which governs the regulation of public utilities, provides for deferred energy accounting.1 Deferred energy accounting permits a public utility to "[record] upon its books and records in deferred accounts all increases and decreases in costs for purchased fuel and purchased power that are prudently incurred by the electric utility.”2 Thus, deferred energy accounting documents the losses (or gains) resulting from any difference between wholesale purchase prices and the regulated retail consumer rates by authorizing a public utility to seek reimbursement from its customers through a rate increase (or to reimburse its customers through a rate decrease) at a later date.3
     In the mid-1990s, the Legislature began to deregulate the electric utility market.4 Thus, from 1995 through 2001, the Legislature adopted various measures designed to steer state-regulated electricity providers and their customers toward a private, competitive market. One such measure, Senate Bill 438, was enacted in June 1999.5
     S.B. 438 had three significant impacts on the electricity market. First, it provided for a rate freeze on the retail electrical rates a utility could charge its customers through March 1, 2003.6 Second, it

[1]	See NRS 704.185(1).

[2]	NRS 704.187(1).

[3]	NRS 704.110(9).

[4]	S.B. 438, 70th Leg. (Nev. 1999).

[5]	Id.

[6]	1999 Nev. Stat., ch. 704, § 4, at 3260.

designated Nevada Power as the electrical “provider of last resort,” meaning that Nevada Power, or possibly a Nevada Power affiliate, would provide electricity services during the rate freeze period to those customers who did not wish to change services from the state-regulated utility to a private electric company.7 Third, because the market was moving toward competitive selling, the Legislature abandoned deferred energy accounting as a method for recouping lost revenue associated with power purchases.8
The global settlement
     Nevada Power initiated several lawsuits challenging the lawfulness of S.B. 438 and previous deferred energy application rulings. In July 2000, these lawsuits were resolved when Nevada Power entered into a “global settlement” to, in part, prevent insolvency in light of the volatile market conditions and Nevada’s regulated market structure.
     In addition to settling the lawsuits, the global settlement contained four provisions concerning the deregulation process. First, the settlement specified a restructuring schedule whereby the retail electricity market would open to Nevada Power’s largest customers on November 1, 2000, and to all other customers on December 31, 2001. Second, Nevada Power would form a stand-alone affiliate by July 1, 2001, which would provide energy to Nevada Power’s remaining customers until the retail market opened to them on December 31, 2001. Third, the settlement

[7]	Id. § 6, at 3261.

[8]	Id. § 7, at 3262; id. § 8, at 3263 (amending the deferred energy accounting statute to eliminate any deferred energy accounting practices with reference to “purchased power”).

established a base electricity rate with the possibility of monthly energy adjustment riders if the base rate was inadequate to cover Nevada Power’s costs.9 Fourth, the settlement required an independent audit of Nevada Power’s financial condition and its power procurement practices.
The western energy crisis
     From the spring of 2000 to the summer of 2001, the western United States slipped into an energy crisis, which caused the wholesale power markets to experience dramatic price increases. Consequently, under the deregulation legislation, any added costs from a utility’s electrical purchases on the wholesale markets were being passed on to the customers. In response, the Legislature enacted Assembly Bill 369 in April 2001.10
     A.B. 369’s purpose was to renew Nevada’s comprehensive regulation over electric utilities during the energy crisis, which would allow the State to regain control of energy costs and also ensure that the public had a steady supply of electricity.11 To accomplish this goal, A.B. 369 abolished the utility restructuring scheme and reinstated deferred energy accounting.

[9]	The energy adjustment rider was a mechanism developed by the PUCN and other parties that allowed Nevada Power to recover a portion of its purchased power costs; this effectively allowed Nevada Power to legally circumvent the rate freeze mandated under S.B. 438. This mechanism was later terminated when the Legislature reinstated deferred energy accounting in 2001.

1O	A.B. 369, 71st Leg. (Nev. 2001).

[11]	2001 Nev. Stat., ch. 16, at 341.

FACTS AND PROCEDURAL HISTORY
     In November 2001, Nevada Power filed a deferred energy application with the PUCN seeking to recover $922 million in deficits incurred from March 1, 2001, to September 30, 2001. Several parties intervened at the PUCN proceeding to contest Nevada Power’s deferred energy application including the Attorney General‘s Bureau of Consumer Protection (the BCP), the MGM/Mirage, the Southern Nevada Water Authority, and the Nevada Coalition of Commercial Energy Consumers. Those parties noted that only prudently incurred losses are recoverable under the deferred energy accounting scheme, and they argued that Nevada Power had not prudently incurred the $922 million that it sought to recoup.
     Ultimately, the PUCN granted Nevada Power’s application in part, allowing Nevada Power to recover nearly $485 million through a customer rate increase. The PUCN, however, denied the remaining $437,046,532, determining that Nevada Power had imprudently incurred the following costs: (1) $180,082,532 for failing to enter into a “Merrill Lynch-type” transaction through the broker market; (2) $116,288,000 for a February 2001 275-megawatt power purchase; (3) $72,028,000 for an April 2001 125-megawatt power purchase; (4) $44,400,000 for a September 2001 500-megawatt excess peak power purchase; and (5) $24,248,000 for a 2001 off-peak power purchase.
     When evaluating Nevada Power’s application, the PUCN essentially divided Nevada Power’s purchasing practices into two temporal categories. The first category was 1999 through 2000. The second was the year 2001.

Nevada Power’s 1999-2000 practices and transactions
     Before the enactment of S.B. 438, Nevada Power utilized annual and monthly requests for proposals when purchasing energy. However, the energy market’s structure and competitive changes in the market had an adverse effect on the responsiveness of potential energy suppliers. Thus, in late 1999, while continuing to use the request for proposals process, Nevada Power also began to explore options for forward purchases in the broker market.
     In response to changes in the electricity market, Nevada Power hired an individual to serve as a risk manager and prepare a risk management policy. The individual selected to head Nevada Power’s resource management team, however, was not experienced in power trading or risk management. The first risk management meeting was not held until March 27, 2000, and only four individuals were assigned to staff the entire risk management team. Moreover, from late 1999 to early 2000, New York Mercantile Exchange futures prices rose from $120 to over $400 per megawatt hour.
     Evidence presented to the PUCN demonstrated that, in late 1999, Nevada Power entered into negotiations with Merrill Lynch, seeking to secure approximately 25 percent of its expected purchased power load to cover the upcoming summer months. The negotiations consisted of a series of e-mails between a Merrill Lynch employee and a Nevada Power employee. The e-mails detailed price offers ranging from $32.75 to $39.25 per megawatt hour during a period when the average cost of wholesale power purchases was around $40.68 per megawatt hour. The negotiations ultimately failed.
     Around the time the Merrill Lynch negotiations failed, Nevada Power completely abandoned its request for proposals strategy. Further,

Nevada Power modified its broker market purchasing strategy to a timed procurement strategy, which involved targeting predetermined percentages of power for purchase in the forward markets on a monthly basis. Essentially, Nevada Power’s goal was to procure 95 percent of its required year 2000 power, in incremental stages only, by July 2000. In the past, Nevada Power had procured significant volumes of energy years before delivery.
     In May 2000, Nevada Power began purchasing power at Palo Verde.12 Those purchases primarily consisted of 6X16 product for the second and third quarter of 2001.13 Because the Palo Verde purchases could not be used directly within Nevada Power’s system, Nevada Power was inevitably faced with a choice: either swap the Palo Verde power for power deliverable at a transfer point within Nevada Power’s system (Mead) or sell the power to another party.
     In October 2000, Nevada Power purchased power for delivery to Mead. The following month, Nevada Power purchased about 800 megawatts of on-peak power for the third quarter of 2001.14 Nevada Power then incrementally purchased another 800 megawatts of power beginning in November 2000, through January 2001. By January 2001, Nevada Power had acquired approximately enough power to meet a newly

[12]	Palo Verde, Arizona, is an out-of-state power trading point for Nevada Power.

[13]	A 6X16 product is power for 6 days per week and 16 hours per day.

[14]	“Peak” power refers to electricity requirements during the hottest part of the day-the afternoon hours.

developed “above average” acquisition goal of 107 percent of its average daily energy load requirements.
Nevada Power’s 2001 purchasing practices and transactions
     Even though Nevada Power had met its goal of acquiring 107 percent of its average daily energy load, Nevada Power made four additional purchasing decisions during 2001, under what the PUCN found to be a new strategy. In determining that several Nevada Power actions were imprudent, the PUCN made the following observations.
(1) The February 2001 purchases
     Between February 15 and February 20, 2001, Nevada Power purchased 250 megawatts of 6X16 product for delivery at Palo Verde. The purchase price was $420 per megawatt hour, and the decision to purchase this product was not discussed at Nevada Power’s February 2001 risk management committee meeting.
(2) The April 2001 purchases
     On April 5 and 6, 2001, Nevada Power entered into several forward contracts, totaling 125 megawatts of power purchases. These purchases were made despite the fact that, in addition to reaching 107 percent, Nevada Power had acquired an extra 250 megawatts of 6X16 product from the February 2001 purchases.
(3) The failure to sell 500 megawatts of excess power before September 2001
     Evidence was presented at the PUCN hearing that Nevada Power knew as early as November 2000 that its purchasing practices would result in excess off-peak power for the second and third quarter of 2001. These purchases totaled 500 megawatts of power. Nevertheless, the PUCN noted that Nevada Power had chosen to hold onto the 500 megawatts and enter September 2001 with excess power in its portfolio.

However, by September 2001, the resale value of the excess off-peak power was substantially less than what Nevada Power could have sold it for when prices were higher in the spring of 2001.
(4) The 2001 second and third quarter off-peak power purchases
     Lastly, after each of the above mentioned purchasing practices and transactions had been undertaken, Nevada Power purchased off-peak power for the second and third quarter of 2001.
Nevada Power defends its purchasing practices
     Nevada Power presented evidence at the PUCN hearing in defense of its purchasing practices to demonstrate that it had acted prudently in purchasing $922 million of energy during 1999 through the middle of 2001.15 More specifically, Nevada Power argued that the constant flux in the market due to the State’s policy of utility regulation, subsequent deregulation, and renewed regulation, coupled with the following four events, supported its argument that its practices and transactions were prudent in the relevant time period because it was not clear that it would be required to provide customers with power beyond 1999, or if it was so required, for how long.
     First, Nevada Power noted that it had presented the PUCN with an integrated resource plan in 1997. After looking at this plan, the PUCN approved Nevada Power’s procurement practices for 1998-2000. From this, Nevada Power argued that the 1997 plan “clearly indicated its reliance upon procurement of short-term purchased power.”

[15]	Nevada Power’s defense of its purchasing practices was contrary to the rebuttable prudence presumption framework that the PUCN proceedings should have followed.

     Second, Nevada Power argued that the PUCN’s rulemaking response to deregulation legislation helped to obscure an already unclear purchasing environment.16 About a year after the deregulation legislation was passed, the PUCN issued its first proposed provider of last resort regulation.17 This regulation did not contain a requirement mandating that Nevada Power bid for the provider of last resort function. Additionally, the regulation did not contain any incentive or requirement concerning any need for Nevada Power to purchase power beyond December 31, 1999.
     Third, Nevada Power argued that the PUCN had further complicated the market by issuing a revised proposed regulation that created two provider-of-last-resort services. One was a “transitional” service for customers with good credit and the other was a “universal” service for customers who had credit concerns affecting their eligibility for service from private sellers. This proposed regulation designated Nevada Power’s affiliate as the universal provider of last resort. In response, Nevada Power argued that uncertainty over load requirements complicated the decision of whether to make long-term power purchases.
     Fourth, Nevada Power pointed out that in April 1999, the PUCN issued an order regarding who would be the provider of last resort once the retail market opened to electric customers. Nevada Power

[16]	1997 Nev. Stat., ch. 482, § 45, at 1896 (mandating that the PUCN designate a provider of last resort that is required to provide electric services to those customers who either are unable to obtain electric services from an alternative seller or who fail to select an alternative seller).

[17]	Id.

argued that this order explicitly signaled that Nevada Power would not be the provider of last resort once the retail market did open.
     In sum, Nevada Power argued that disagreements over the provider of last resort regulations between Nevada Power and the PUCN during the summer of 1999 through the summer of 2000 made it reasonable for Nevada Power to forgo any long-term purchase power agreements. Nevada Power was concerned that many of its customers would be transferred to another provider of last resort, that the timing of the retail market’s opening would change, and that provider of last resort rules would change.
Summary of the PUCN’s order
     In its order, the PUCN noted two major concerns with Nevada Power’s purchasing practices and transactions. First, the PUCN pointed out, when Nevada Power shifted its procurement strategies, the shift significantly impacted Nevada Power’s ability to effectively plan, manage risk, and acquire power to satisfy the system’s needs for longer than three years. Second, the PUCN found that Nevada Power was engaged in price speculation, from which it was trying to profit, by purchasing and delivering power at liquid trading/off-system points in Arizona and California.18

[18]	A “liquid trading point” is a point where large volumes of energy are freely traded amongst many parties. Trading at liquid trading points has a negligible effect on the energy prices at that particular point. Thus, to hedge its future price risk at Mead, Nevada Power’s primary point of delivery, Nevada Power executed contracts for physical delivery at liquid trading points in Arizona (Palo Verde) and California (South of Path 15).

     Pointing out that it could allow Nevada Power to recover only those losses resulting from actions taken in a prudent manner, the PUCN awarded Nevada Power nearly $485 million via a customer rate increase.
The PUCN’s findings for 1999-2000
     The PUCN found that the status of deregulation from 1999 through the middle of 2000 made it difficult to label Nevada Power’s actions imprudent during that period: “[Nevada Power] made a reasonable argument that uncertainty about future load requirements impeded [its] timely acquisition of power, despite the fact that [its] `Timed Procurement Strategy’ hardly rose to the level of a strategy.” The PUCN acknowledged that Nevada Power had made some “colossal management mistakes.” However, the PUCN stressed that, given the market circumstances at the time, Nevada Power’s “actions in 1999-2000, with the exception of the Merrill Lynch contract, did not rise to the level of imprudence.” Thus, with the exception of the Merrill Lynch failed negotiations, the PUCN found prudent all practices and transactions from 1999 through the middle of 2000.
The Merrill Lynch disallowance
     The PUCN found that Nevada Power’s failure to contract with Merrill Lynch, “seemingly due to a 25-cent disagreement,” was inexcusable. In reaching this conclusion, the PUCN compared the proposed rates offered by Merrill Lynch to other retail rates Nevada Power was paying for power at the time. Had this contract been entered into, the PUCN found, Nevada Power customers would have avoided significant cost increases. Consequently, the PUCN concluded that the decision to forgo the Merrill Lynch contract was imprudent, warranting a $180,082,532 disallowance.

The PUCN’s findings for 2001
     With respect to Nevada Power’s 2001 practices and transactions, the PUCN concluded that the market circumstances in 2001 did not justify Nevada Power’s actions relating to its “above average” strategy. The PUCN found that even though Nevada Power’s above average strategy had been met by early 2001, Nevada Power continued to purchase power throughout the year. The PUCN found that Nevada Power was more focused on “reliability at any price, rather than conducting a thorough analysis of the options available.” Consequently, the PUCN determined that Nevada Power’s following 2001 practices and transactions were imprudent.
The February 2001 purchase
     In February 2001, Nevada Power decided to purchase 275 megawatts of 6X16 product, at $420 per megawatt hour, for the entire third quarter of 2001. The PUCN considered evidence showing that Nevada Power was “approximately” at its 107 percent goal when the February 2001 purchase of 275 megawatts was made. Evidence was presented that the first 25 megawatts of the February 2001 purchase may have been necessary to meet the above average strategy. In response, the PUCN omitted the 25 megawatts from the remainder of its discussion and disallowed $116,288,000 for the remaining 250 megawatts associated with this purchase.
The April 2001 purchase
     Even though Nevada Power was near its 107 percent goal, it still adopted another purchasing strategy in April 2001. The PUCN summed up its position on the April purchase by stating, “[Nevada Power‘s] behavior by this point is beyond explanation.” The PUCN found that on April 5 and 6, 2001, Nevada Power entered into multiple imprudent forward contracts that totaled 125 megawatts. The PUCN found that no prudent purpose or reason was presented to justify purchasing additional power above the 107 percent level. Consequently, the PUCN disallowed $72,028,000.
The September 2001 excess peak power
     The PUCN found that Nevada Power knew as early as November 2000 that its peak power supply for September 2001 was excessive. The PUCN held that Nevada Power should have sold this excess in the spring of 2001, when prices were relatively high. Instead, Nevada Power chose to hold the excess into September 2001. By then, the resale value of this excess power was much less than in the spring of 2001. The PUCN found that, given the market conditions, Nevada Power’s decision to hold so much excess power in reserve for such a long period of time was imprudent. As such, the PUCN disallowed $44,400,000.
The 2001 excess off-peak power purchase
     Nevada Power purchased off-peak energy for the second and third quarters of 2001. This purchase was made after Nevada Power had exceeded its 107 percent average daily peak for the third quarter of 2001. The PUCN found this purchase to be excessive and imprudent given that Nevada Power already had off-peak power from its 6X16 contracts. Consequently, the PUCN disallowed $24,248,000.
Petitions for reconsideration are filed with the PUCN
     After the PUCN issued its order, the BCP and the Nevada Coalition of Commercial Energy Consumers filed separate petitions asking the PUCN to reconsider the amount awarded to Nevada Power. The BCP also filed a petition for clarification, requesting that the PUCN “clarify that the Merrill Lynch contract, for which a disallowance was provided, serves as a proxy for prudent business practices” Nevada Power should have undertaken. In other words, the BCP claimed that the Merrill Lynch contract was an example of the type of contract Nevada Power could have reached with other providers from 1999-2000.
     The PUCN denied both the BCP’s and the Nevada Coalition of Commercial Energy Consumers’ requests to reconsider the amount awarded to Nevada Power. However, the PUCN clarified its original order in two significant ways.
     First, the PUCN clarified the Merrill Lynch disallowance, explaining that the “Merrill Lynch deal serves as a proxy for prudent business practices that should have been pursued by [Nevada Power].” This was apparently meant to underscore the PUCN’s point that Nevada Power would not have incurred the costs reflected in the Merrill Lynch disallowance had it entered into a transaction like the one Merrill Lynch was offering.
     Second, the PUCN made a monetary adjustment to its original order due to “overwhelming concerns” regarding the impact on southern Nevada. In the original order, the PUCN established a repayment schedule with an amortization period of 36 months to lessen the impact of added costs on customers. On reconsideration, the PUCN recognized that the impact on Nevada Power’s cash flow requirements for the summer months should have been considered when calculating Nevada Power’s repayment schedule. In response, the clarification order authorized a one-cent increase to the deferred accounting adjustment electricity consumption during the month of June 2002.19

[19]	The PUCN found that Nevada Power needed cash flow to cover power purchases for the upcoming summer months. With increased cash
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     After the PUCN issued its clarification order, both Nevada Power and the BCP filed petitions for judicial review in the district court. Nevada Power argued that in examining its application, the PUCN failed to recognize a presumption that Nevada Power’s practices led to prudently incurred costs, and the BCP argued that the PUCN improperly ignored its own finding that Nevada Power had engaged in “colossal” mismanagement when it allowed Nevada Power to recoup any losses at all. The district court denied both petitions, and both parties now appeal.
DISCUSSION
     Like the district court, this court reviews a PUCN decision for legal error or abuse of discretion.20 Thus, we will uphold a PUCN decision that is “‘within the framework of the law”’21 and based on substantial evidence in the record.22 We have defined substantial evidence as that which “‘a reasonable mind might accept as adequate to support a conclusion.”’23 In reviewing a PUCN decision for substantial evidence, this court may not reweigh the evidence or substitute our judgment for that of

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flow, customers would have a more reliable supply of electricity for those months.

“See Nevada Power Co. v. Dist. Ct., 120 Nev. 948, 958, 102 P.3d 578, 585 (2004); NRS 703.373(6).

[21]	Silver Lake Water v. Public Serv. Comm’n, 107 Nev. 954, 823 P.2d 266, 268 (quoting Nevada Power v. Public Service Commission, 105 Nev. 543, 545, 779 P.2d 531, 532 (1989)).

[22]	Id. at 953-54, 823 P.2d at 268 (quoting PSC v. Continental Tel. Co., 94 Nev. 345, 348, 580 P.2d 467, 468-69 (1978)); NRS 703.373(4), (6).

[23]	State, Emp. Security v. Hilton Hotels, 102 Nev. 606, 608, 729 P.2d 497, 498 (1986) (quoting Richardson v. Perales, 402 U.S. 389, 401 (1971)).

the PUCN on factual questions.24 We review questions of law, including those involving statutory interpretation, however, de novo.25
Prudence presumption
     Whether a utility applying for recovery of losses documented by deferred energy accounting enjoys a presumption that its energy costs were prudently incurred is an issue of first impression in Nevada. We hold that the rebuttable presumption analysis set forth in Re Nevada Power Co.26 is the controlling procedure in deferred energy accounting proceedings.
     In Re Nevada Power Co.,27 the PUCN adopted and refined the rebuttable prudence presumption analysis previously stated in a Federal Energy Regulation Commission opinion.28 Under the PUCN’s presumption framework, a utility requesting a customer rate increase enjoys a presumption that the expenses reflected in its deferred energy application were prudently incurred and taken in good faith.29

[24]	NRS 703.373(6).

[25]	State Farm Mut. v. Comm’r of Ins., 114 Nev. 535, 539, 958 P.2d 733, 735 (1998).

[26]	74 Pub. Util. Rep. 4th (PUR) 703 (Nev. Pub. Serv. Comm’n May 30, 1986).

[27]	Id.

[28]	Id. at 706 (citing Re Midwestern Gas Transmission Co., 65 Pub. Util. Rep. 4th (PUR) 508, 510 (F.E.R.C. March 7, 1985) (citing West Ohio Gas Co. v. Comm’n (No. 1), 294 U.S. 63, 73 (1935))).

[29]	Re Nevada Power Co., 74 Pub. Util. Rep. 4th (PUR) at 706 (“[w]hen an applicant files the documentation for a rate adjustment with explanatory supporting testimony, as required by commission regulations, [the applicant] enjoys a presumption that the expenses reflected in the
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     An intervener in the deferred energy proceeding may then rebut the prudence presumption by introducing evidence that “‘creates a serious doubt as to the prudence of an expenditure,”’30 because “‘the [PUCN] cannot approve the [rate increase] to jurisdictional ratepayers of costs incurred as a result of negligence, mismanagement, or inefficiency.”’31 Thus, the intervener bears the initial burden of overcoming the prudence presumption by presenting evidence that creates a serious doubt as to the prudence of the utility’s expenditure.32 Only then will the prudence presumption be rebutted and the burden of production shifted back to the utility.33

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application have been made as a result of prudent management decisions taken in good faith”).

[30]	Re Midwestern Gas Transmission Co., 65 Pub. Util. Rep. 4th (PUR) at 510 (quoting Re Minnesota Power & Light Co.,, 11 F.E.R.C. 61,312, 61,645, Opinion No. 86 (1980), aff’d, 12 F.E.R.C. 61,264, Opinion Nos. 86-1, 87-A (1980)).

We acknowledge that the above language directs the inquiry towards the prudence of an “expenditure.” However, as the facts of this case demonstrate, a utility can incur costs by declining to expend funds (i.e., Nevada Power’s decision to forgo the Merrill Lynch contract). Even though the language focuses on “expenditures,” the prudence presumption analysis applies with equal force to costs incurred when a utility declines to enter into a transaction and incurs costs as a result.

[31]	Re Nevada Power Co., 74 Pub. Util. Rep. 4th (PUR) at 706 (quoting Re Midwestern Gas Transmission Co., 65 Pub. Util. Rep. 4th (PUR) at 510).

[32]	Re Midwestern Gas Transmission Co., 65 Pub. Util. Rep. 4th (PUR) at 510.

[33]	Id.

     Once an intervener presents evidence sufficient to create a serious doubt regarding whether the utility’s expenditure was prudent, then “the [utility] has the burden of dispelling [those] doubts” by presenting additional evidence that demonstrates the prudence of the questioned expenditure.34
     The reasoning behind granting a utility a presumption of prudence is rooted in economics. Because a regulated utility is required, by law, to advance costs for purchased power before knowing whether any increased costs will be reimbursed through a rate increase, we recognize that this analytical approach protects a utility’s economic interests. However, the customer’s economic interests are protected as well, because the utility’s prudence presumption is rebuttable, not conclusive.35 Thus, the presumption approach strikes an equitable balance between the need to protect both the utility’s and the customer’s economic interests. Accordingly, we conclude that a utility enjoys a rebuttable prudence presumption as to its incurred costs in deferred energy accounting proceedings.
     In light of the rebuttable prudence presumption, we conclude that the PUCN properly allowed Nevada Power to recover the nearly $485 million of deferred energy costs from 1999-2000, except for the $180,082,532 disallowance due to Nevada Power’s decision to forgo a Merrill Lynch-type transaction, and properly disallowed the remainder of Nevada Power’s requested recoupment. The PUCN’s decision to allow Nevada Power to recover nearly $485 million of its deferred energy costs

[34]	Id.

[35]	Re Nevada Power Co., 74 Pub. Util. Rep. 4th (PUR) at 706.

comports with NRS 704.110(10) and is supported by substantial evidence in the record.
     Although the PUCN heavily criticized Nevada Power’s practices and transactions from 1999 through the middle of 2000, it allowed Nevada Power to recover nearly $485 million in accumulated deferred energy costs. In allowing these costs, the PUCN concluded that the market conditions and the uncertainty surrounding the provider of last resort provision justified a finding that, except for the failure to enter into a Merrill Lynch-type contract, Nevada Power prudently incurred costs during that time period.
     The BCP contends that the PUCN erred in allowing Nevada Power to recover $485 million in purchased power costs, pointing to five PUCN findings that criticize Nevada Power’s management practices, to wit: (1) Nevada Power knew that its financial risk in 1999 was very large, yet failed to take appropriate action; (2) the head of Nevada Power’s resource management team was not experienced in power trading and risk management and no risk management meetings were held until it was too late; (3) Nevada Power failed to act on its knowledge; (4) as power costs were rising, Nevada Power’s management lost focus because of its preoccupation with a proposed (but never consummated) merger with Portland General Electric; and (5) Nevada Power’s conduct was not focused on customer service. The BCP argues that under NRS 704.110(10)’s requirement that only prudent costs be recouped, these five findings mandate a legal conclusion that Nevada Power imprudently incurred the total costs requested, and those mistakes “set off a natural and continuous sequence of events that resulted in $922 million of purchased power costs.”36 Moreover, the BCP argues, the status of deregulation from 1999 through the middle of 2000 did not relieve Nevada Power from its obligation to prudently incur any costs associated with power purchases.
NRS 704.110(10) unambiguously directs the PUCN to analyze each power purchasing practice or transaction separately to determine whether the utility prudently incurred the costs associated with each practice or transaction
     “When the language of a statute is plain and unambiguous, a court should give that language its ordinary meaning and not go beyond it.”37 A statute is ambiguous if it “is capable of being understood in two or more senses by reasonably well-informed persons.”38
     NRS 704.110(10) states that “[t]he [PUCN] shall not allow the electric utility to recover any costs for purchased fuel and purchased power that were the result of any practice or transaction that was undertaken, managed or performed imprudently by the electric utility.”

[36]	The BCP’s assertion that the record contains substantial evidence of Nevada Power‘s imprudent practices misinterprets the appellate substantial evidence standard. See NRS 703.373(6)(e). Under that standard, we analyze substantial evidence to support the PUCN’s conclusions, not whether the substantial evidence supports the BCP’s opinion.

[37]	City Council of Reno v. Reno Newspapers, 105 Nev. 886, 891, 784 P.2d 974, 977 (1989).

[38]	Thompson v. District Court, 100 Nev. 352, 354, 683 P.2d 17, 19 (1984).

     NRS 704.110(10) is unambiguous, and thus, we give the statute its ordinary meaning.39 Indeed, a reasonably well-informed person could understand the statute’s plain language to stand for only a single proposition: NRS 704.110(10) directs the PUCN to engage in an analysis that considers each practice or transaction separately when deciding whether an allowance or disallowance is warranted for that particular practice or transaction. This construction is evidenced by the use of the word “or”40 separating “practice” and “transaction,” and the fact that the words “practice” and “transaction” appear in the singular, not the plural, form.
     Consequently, we conclude that NRS 704.110(10) unambiguously demonstrates the Legislature‘s intent that the PUCN analyze each practice and transaction separately to determine whether the utility prudently incurred the costs associated with that practice or transaction. Because the statute requires the PUCN to analyze each practice and transaction separately, the PUCN’s finding of “colossal management mistakes” cannot operate as a ground for denying the entire deferred energy application. As the statute mandates, the PUCN undertook separate review of each practice or transaction, in determining whether Nevada Power’s costs were prudently incurred. Only costs stemming from those transactions that are imprudent must be disallowed. Accordingly, the PUCN’s application of NRS 704.110(10) did not violate

[39]	Cf. id. (stating that a statute is ambiguous if it “is capable of being understood in two or more senses by reasonably well-informed persons”).

[40]	The New Merriam-Webster Dictionary 514 (4th ed. 1989) (defining “or” as a “word to indicate an alternative”).

that statute’s directive because the PUCN’s analysis of Nevada Power‘s practices and transactions associated with the $485 million allowance comported with NRS 704.110(10) by determining whether each practice or transaction was undertaken, managed or performed in a prudent manner.
The record contains substantial evidence to support the PUCN’s decision to allow Nevada Power to recover nearly $485 million in purchased energy costs
     The PUCN’s conclusion that Nevada Power prudently incurred nearly $485 million in deferred energy costs is supported by substantial evidence. Evidence was presented supporting Nevada Power’s assertions that, given the market conditions between 1999 and the middle of 2000, Nevada Power was faced with a “substantial risk” that some or most of its customers could be transferred to a separate entity serving as the provider of last resort, that the timing of the retail choice could change, and that the rules governing the provider of last resort provision could change. Based upon this evidence, the PUCN concluded that uncertainly in the market and with regard to future power requirements affected Nevada Power’s purchasing during that time. While the PUCN was highly critical of some of those purchasing practices, the PUCN stopped short of labeling those practices imprudent.
     “The court shall not substitute its judgment for that of the [PUCN] as to the weight of the evidence on questions of fact.”41 As such, a reasonable mind could accept the above evidence as adequate to support the PUCN’s conclusion that Nevada Power prudently incurred the $485

[41]	NRS 703.373(6).

million in deferred energy costs.42 We therefore affirm the district court’s order denying the BCP’s petition for judicial review as it applies to the $485 million in deferred energy costs that the PUCN allowed.
The PUCN’s $180,082,532 disallowance is set aside because the interveners lacked evidence to rebut the presumption that Nevada Power’s decision to forgo a Merrill Lynch-type transaction was prudent
     Nevada Power challenges the PUCN’s disallowance of $180,082,532 for Nevada Power‘s failure to enter into a contract similar to the ones proposed by Merrill Lynch in 1999. The PUCN’s original order stated the following:
     281. More problematic is [Nevada Power‘s] failure to obtain a contract with Merrill Lynch in 1999. Had [Nevada Power] done so, a significant cost to [Nevada Power] and the ratepayers would have been avoided. Although it is true that no one envisioned that the Western energy market would encounter the incredible turmoil that it did in 1999 to mid-2001, the failure of [Nevada Power] to enter into the Merrill Lynch contract, seemingly due to a 25-cent disagreement, is inexcuseable [sic]. That decision, particularly when examining the costs [Nevada Power] was paying for power at the time, was imprudent.
     After the PUCN issued its original order, the PUCN clarified its decision stating that the Merrill Lynch proposal served as an example of the type of prudent business transaction Nevada Power should have pursued. Thus, the PUCN disallowed the costs that Nevada Power would not have incurred had they entered into a Merrill Lynch-type transaction.

[42]	See State, Emp. Security v. Hilton Hotels, 102 Nev. 606, 608, 729 P.2d 497, 498 (1986) (substantial evidence is that which “‘a reasonable mind might accept as adequate to support a conclusion”’ (quoting Richardson v. Perales, 402 U.S. 389, 401 (1971))).

     Under the prudence presumption analysis, Nevada Power‘s decision to forgo a Merrill Lynch-type transaction is presumed prudent.43 The interveners have the burden to present evidence that created a “serious doubt” as to the prudence of Nevada Power‘s failure to execute such a contract.44 Thus, the burden was on the interveners to rebut the prudence presumption by presenting evidence that created a serious doubt as to the prudence of Nevada Power’s decision to forgo a Merrill Lynch-type transaction.
     But a review of the record demonstrates that the interveners failed to present any evidence showing that a Merrill Lynch-type transaction was an available option, for two reasons.
     First, a review of the Merrill-Lynch e-mails admitted at the PUCN hearing45 demonstrates that Nevada Power and Merrill Lynch never reached an agreement on price because the price depended on a time

[43]	See Re Nevada Power Co., 74 Pub. Util. Rep. 4th (PUR) at 706.

[44]	Re Midwestern Gas Transmission Co., 65 Pub. Util. Rep. 4th (PUR) at 510 (quoting Re Minnesota Power & Light Co., 11 F.E.R.C. 61,312, 61,645, Opinion No. 86 (1980), affd, 12 F.E.R.C. 61,264, Opinion Nos. 86-1, 87-A (1980)).

[45]	We take this opportunity to address the Attorney General’s use of subpoena power to acquire the Merrill Lynch e-mails during discovery in this case. The Attorney General’s power to issue subpoenas is limited to the three circumstances detailed in NRS 228.120(4), NRS 616D.610, and NRS 598.0963(4). The facts of this case do not trigger any of those statutes, or any other authority, that empowers the Attorney General to lawfully issue a subpoena for the Merrill Lynch e-mails. We caution the BCP and the Attorney General to scrupulously honor the limitations imposed by the Legislature when issuing subpoenas for documents in contested administrative hearings. Improper use of subpoena power may result in severe sanctions.

period during which the power would be supplied. No time period was agreed upon and, as a consequence, neither was a price. Moreover, the Merrill Lynch representative made it clear that regardless of what was agreed upon by the parties, Merrill Lynch’s legal counsel and corporate credit departments would require additional language to safeguard Merrill Lynch’s interests. When essential terms such as these have yet to be agreed upon by the parties, a contract cannot be formed.46
     Second, the interveners argue that Nevada Power had alternative power supply options from the New York futures market or through wholesale brokers. This argument is based on the PUCN’s clarified finding that the Merrill Lynch transaction served as a proxy for prudent business practices Nevada Power should have undertaken. However, the interveners failed to present evidence demonstrating that the Merrill Lynch deal was representative of other wholesale options during the relevant time period. In short, the finding that the Merrill Lynch deal was a proxy for prudent business practices during the relevant time period is speculative and unsupported by evidence in the record.
     We therefore conclude that the evidence presented by the interveners was legally insufficient to rebut the presumption that Nevada Power’s decision to forgo a Merrill Lynch-type transaction was prudent. Because the record lacks evidence rebutting the prudence presumption, Nevada Power’s substantial rights were prejudiced by the PUCN’s decision to disallow the $180,082,532 associated with Nevada Power’s

[46]	Roth v. Scott, 112 Nev. 1078, 1083, 921 P.2d 1262, 1265 (1996) (stating that “[b]ecause the parties did not have a meeting of the minds as to the essential terms of the contract, there was no agreement for binding arbitration”).

failure to enter into a Merrill Lynch-type transaction. We therefore reverse the district court’s order denying Nevada Power’s petition for judicial review as it applies to the PUCN’s decision to disallow $180,082,532.
We affirm the remainder of the PUCN’s disallowances
     Nevada Power argues that the PUCN improperly excluded rebuttal evidence concerning the disallowances associated with the 2001 purchases intended to dispel any doubts raised as to the prudency of those transactions. We disagree.
     As required by regulation, Nevada Power filed evidence in support of its direct case that its costs were prudently incurred. That case included a description of the history of power regulation, deregulation, and the instability of the energy market. The interveners filed evidence in support of their argument that Nevada Power’s costs were imprudently incurred. Nevada Power then filed prepared rebuttal testimony containing information that allegedly rebutted the interveners’ evidence of imprudence. After Nevada Power filed its rebuttal testimony, MGM filed a motion to strike Nevada Power’s entire rebuttal case, or in the alternative, portions of the rebuttal case.
     After considering MGM’s motion and Nevada Power’s response, the PUCN ruled that Nevada Power’s rebuttal testimony was an improper attempt to put on a second direct case. More specifically, the PUCN stated,
From reviewing the proposed rebuttal testimony, the one thing that appears clear is under the guise of rebuttal it appears that we have created a second direct case. As opposed to with the initial direct case moving forward with a burden of proof, it appears that this has been looked at as if there was a presumption of prudency, and therefore, where other people bring up arguments against it, the wholesale wave comes in.
     The PUCN staff recommended that the PUCN exclude the rebuttal evidence because it was duplicative of evidence already presented, it expanded on points not challenged by the interveners, and it confused portions of the record.
     When ruling on Nevada Power’s rebuttal evidence, the PUCN did not reference the staff’s recommendations, but instead focused on the propriety of the prudence presumption and how Nevada Power’s rebuttal testimony should have been received on direct. This evidentiary interpretation, however, improperly applies the rebuttable prudence presumption.
     Despite the PUCN’s improper application of the rebuttable prudence presumption, however, a review of the proposed rebuttal testimony excluded by the PUCN confirms the staff’s recommendation that Nevada Power’s evidence did not rebut the claim of imprudence concerning the 2001 practices. Specifically, the rebuttal testimony duplicated evidence already presented and addressed the history of power regulation and the problems associated with power purchasing decisions made during 1999-2001. While informative, this evidence was repetitive and did not specifically rebut doubts as to the prudency of any of the 2001 purchases. Therefore, Nevada Power has not demonstrated that the PUCN’s decision to exclude the rebuttal evidence prejudiced its substantial rights under NRS 703.373(6). Accordingly, we affirm that portion of the district court’s order affirming the PUCN’s disallowance of the February, April, and September 2001, purchases, as well as the 2001 off-peak transaction.

CONCLUSION
     The PUCN must apply the rebuttable prudence presumption, as expressed in Re Nevada Power Co., in deferred energy accounting proceedings. Although the PUCN failed to properly apply this presumption at times, we affirm the district court’s order denying Nevada Power’s and the BCP’s petitions for judicial review, except as it applies to the Merrill Lynch disallowance. We reverse the portion of the district court’s order denying judicial review as to that disallowance and we remand this matter to the district court with instructions that it grant, in part, Nevada Power’s petition for judicial review to remand this matter to the PUCN to determine the appropriate rate schedule, after allowing Nevada Power to recoup those costs associated with its failure to enter into a Merrill Lynch-type contract, consistent with this opinion.47
/s/ J. HARDESTY

J. Hardesty
We concur:

/s/ C.J. ROSE C.J. Rose	/s/ J. BECKER J. Becker

/s/ J. MAUPIN J. Maupin	/s/ J. GIBBONS J. Gibbons

/s/ J. DOUGLAS J. Douglas	/s/ PARRAGUIRRE Parraguirre

[47]	We have considered all other issues raised by the parties and conclude that they are without merit.

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